SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) : February 8, 2002

Commission File No. 1-10403

TEPPCO Partners, L.P.

(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation or Organization)	76-0291058 (I.R.S. Employer Identification Number)

2929 Allen Parkway
P.O. Box 2521
Houston, Texas 77252-2521
(Address of principal executive offices, including zip code)

(713) 759-3636
(Registrant’s telephone number, including area code)

Item 5. Other Events

     A producer on the Jonah gas gathering system has notified Alberta Energy Company, Ltd. ("Alberta Energy") that it has a right to acquire all or a portion of the assets comprising the Jonah gas gathering system. This claim is based upon a right of first refusal contained in a gas gathering agreement between the producer and Jonah Gas Gathering Company ("JGGC"), a subsidiary of TEPPCO Partners, L.P. (the "Partnership"). The producer asserts that it is entitled to match any or all offers to acquire the assets comprising all or a portion of the Jonah gas gathering system and that it is entitled to full details of the sale of the system to the Partnership. It is not clear whether this asserted right covers all or a portion of the Jonah system. On September 30, 2001, subsidiaries of the Partnership paid approximately $360 million in cash to subsidiaries of Alberta Energy for all of the outstanding partnership interests in JGGC, which owns and operates the Jonah gas gathering system. The Partnership spent an additional $19 million for expansion of the Jonah system. Alberta Energy has advised the producer that the alleged right of first refusal was not triggered because JGGC was sold and not the underlying assets. The Partnership believes it has adequate legal defenses to the producer's claim and that no right of first refusal on the underlying Jonah assets has been triggered.

     The Partnership does not know whether the producer, or other producers who may claim similar rights under the gas gathering agreement, are interested in acquiring the Jonah gas gathering system. While the Partnership intends to vigorously oppose this claim, if ultimately this claim was fully upheld and the producer elected to purchase the system, the Partnership could be required to sell its interest in Jonah gas gathering system for the $360 million purchase price. The Partnership could alternatively be subject to a damage claim or be required to incur settlement costs with the producers. Subsidiaries of Alberta Energy, as sellers of JGGC, agreed to indemnify the Partnership against certain losses resulting from claims of preferential rights with respect to the Partnership's acquisition of JGGC.

     If the producer is successful in asserting its right, the Partnership could be adversely affected by the divestiture of the Jonah gas gathering system and resulting loss of expected incremental cash flow from its investment or as a result of making payments in excess of any indemnity payments from Alberta Energy to the producer in settlement of these claims.

Item 9. Regulation FD Disclosure

     The Partnership estimates the Jonah gas gathering system will contribute approximately $45 million in EBITDA (earnings before interest, taxes and depreciation and amortization) to the consolidated EBITDA of the Partnership in the year 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P. (Registrant)

By:	Texas Eastern Products Pipeline Company, LLC General Partner

/s/ CHARLES H. LEONARD Charles H. Leonard Sr. Vice President, Chief Financial Officer and Treasurer

Date: February 8, 2002

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